Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

August 16, 2021

Skillsoft Corp.

300 Innovative Way, Suite 201

Nashua, NH 03062

Ladies and Gentlemen:

We have acted as counsel to Skillsoft Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of 18,768,718 shares of the Company’s Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), consisting of (i) 13,105,902 shares of Common Stock issuable by the Company (the “2020 Plan Shares”) pursuant to the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”) and (ii) 5,662,816 shares of Common Stock being offered for resale in respect of outstanding incentive awards (the “Reoffer Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the 2020 Plan; (ii) the Registration Statement; (iii) the Second Amended and Restated Certificate of Incorporation, (iv) the Amended and Restated Bylaws, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the 2020 Plan Shares have been duly and validly authorized, and when issued in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and non-assessable; and (ii) the Reoffer Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP